NEWS RELEASE

Contact:  Beverly L. Couturier
(508) 337-5111

HELIX TECHNOLOGY CORPORATION REPORTS RESULTS
AND A RETURN TO PROFITABILITY IN FOURTH QUARTER 2003

MANSFIELD, MASSACHUSETTS, January 30, 2004... Helix Technology Corporation (Nasdaq: HELX) today announced financial results for both the fourth quarter and the full year 2003. Net income for the fourth quarter ended December 31, 2003, was $793 thousand, or $0.03 per diluted share, compared with a net loss of $9.0 million, or $(0.34) per diluted share, for the fourth quarter of 2002. Sales for the fourth quarter of 2003 were $31.7 million, versus $23.5 million a year ago.

Net loss for the twelve months ended December 31, 2003, was $11.1 million, or $(0.43) per diluted share, compared with a net loss of $19.4 million, or $(0.77) per diluted share, reported for 2002. Sales for 2003 were $105.9 million, compared with $100.2 million in 2002.

Helix President, Robert J. Lepofsky, said, "After ten quarters of depressed operating results related to the state of the semiconductor capital equipment industry, we are pleased to have met our stated goal of a return to profitability in the fourth quarter. As the quarter progressed we saw an increasing strength in our business, confirming earlier expectations about the progress of the recovery of the global electronics industry. Helix has a long-standing reputation for excellence in rapid-cycle-time manufacturing response, and our ability to quickly turn new orders into bottom-line performance resulted in a 22 percent sequential gain in shipments and strong operating results in the fourth quarter. Order booking rates grew throughout the quarter and have continued strong so far this quarter. At this time, we expect to report another strong gain in sequential quarterly shipments in the first quarter of 2004. We believe that we are well positioned to take full advantage of the significantly improved market conditions now evident in our industry."

Helix Technology Corporation is a global leader in the development and application of innovative solutions in the field of vacuum technology. Our CTI-Cryogenics and Granville-Phillips product offerings provide a broad range of components and subsystems that are key to the manufacture of semiconductors, flat panel displays and data storage devices. In addition, our highly regarded Global Support activity provides critical ongoing operational support services to semiconductor device producers throughout the world.

This press release contains forward-looking statements, including statements regarding the future performance of the Company's business and the semiconductor capital equipment industry, which are subject to a number of important factors that may cause actual results to differ materially from those indicated. These factors include, among others; market acceptance of and demand for the Company's products, the success of the Company's strategic initiatives, including its global support operations, the health of the global semiconductor capital equipment market and the timing and scope of any change in industry conditions, the Company's success in sustaining order bookings, and other risks contained in Exhibit 99.1 to the Company's Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information in this press release.

Tables on Page Two

Page Two

HELIX REPORTS RESULTS

CONSOLIDATED STATEMENT OF OPERATIONS

	Fourth Quarter		Twelve Months
	(unaudited)		(audited)
(in thousands except per share amounts)	2003	2002	2003	2002

Net Sales	$31,732	$23,451	$105,883	$100,241
Costs and expenses:
Cost of sales	19,870	18,564	69,836	73,037
Research and development	2,519	3,585	10,082	14,670
Selling, general, and administrative	8,338	8,932	31,280	34,918
Litigation settlement costs	--	--	--	2,800
Restructurings and other charges	--	8,714	--	8,714

	30,727	39,795	111,198	134,139
Operating income (loss)	1,005	(16,344)	(5,315)	(33,898)
Joint venture income	421	317	1,181	639
Interest and other income	217	261	913	896

Income (loss) before taxes	1,643	(15,766)	(3,221)	(32,363)
Income tax provision (benefit)	850	(6,804)	7,915	(12,945)

Net income (loss)	$793	$(8,962)	$(11,136)	$(19,418)

Net income (loss) per common share:
Basic	$0.03	$(0.34)	$(0.43)	$(0.77)

Diluted	$0.03	$(0.34)	$(0.43)	$(0.77)

Number of shares used in per share calculation:
Basic	26,099	26,099	26,099	25,364
Diluted	26,181	26,099	26,099	25,364

SUMMARY BALANCE SHEETS

	(audited)	(audited)
(in thousands)	12/31/03	12/31/02

Assets
Cash, cash equivalents, and investments	$67,387	$63,319
Accounts receivable	21,033	15,036
Inventories	22,032	23,946
Other current assets	1,934	20,787
Fixed and other assets	33,604	36,383

Total Assets	$145,990	$159,471

Liabilities and Stockholders' Equity
Total liabilities	$27,184	$27,229
Stockholders' equity	118,806	132,242

Total Liabilities and Stockholders' Equity	$145,990	$159,471

The Company's annual report on Form 10-K
is available to any stockholder upon request.